UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2020

Lyft, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38846	20-8809830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Berry Street, Suite 5000

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(844) 250-2773

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	LYFT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On February 11, 2020, Lyft, Inc. (the “Company” or “Lyft”) issued a press release announcing its financial results for the quarter and fiscal year ended December 31, 2019. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with consummation of the acquisition (the “Acquisition”) of all of the outstanding membership interests of Flexdrive Services, LLC (“Flexdrive”) by Lyft, on February 7, 2020 for approximately $20 million, pursuant to which Flexdrive became a wholly-owned subsidiary of Lyft, Flexdrive remained responsible for obligations under Flexdrive’s Loan and Security Agreement, as amended, with Hyundai Capital America (“Lender”) (the “HCA Agreement”). Further, in connection with the Acquisition, Lyft agreed to guarantee the obligations of Flexdrive under (i) the Vehicle Lease Agreement, dated as of October 31, 2017, as amended, by and between Flexdrive and Automotive Rentals, Inc. (“ARI”) (the “ARI Lease Agreement”), (ii) the Master Vehicle Acquisition Financing and Security Agreement, dated as of February 7, 2020, as amended, by and between Flexdrive and ARI (the “ARI Loan Agreement”), and (iii) the Vehicle Procurement Agreement, dated as of February 7, 2020, by and between Flexdrive and ARI (the “Procurement Agreement”).

HCA Agreement

Pursuant to the HCA Agreement, Lender has previously and will continue to advance loans to Flexdrive in an amount up to the total line of credit to purchase new Hyundai and Kia vehicles. At the time of the Acquisition, the HCA Agreement consisted of a line of credit of $300 million, of which approximately $104 million was outstanding, which amounts are secured by all equipment and inventory financed under the HCA Agreement, as well as certain other rights and agreements related to such equipment and inventory (the “HCA Loan”). Interest on the HCA Loan is set with respect to each advance made under the HCA Agreement. Interest and principal payments are due monthly for the term specified in the advance, but must be paid in full no later than 48 months from the date of the advance. In addition, principal amounts outstanding under the HCA Loan may be fully or partially prepaid at the option of Flexdrive and must be prepaid under certain circumstances.

The HCA Agreement also contains customary affirmative and negative covenants that, among other things, limit Flexdrive’s ability to enter into certain acquisitions or consolidations or engage in certain asset dispositions. Upon the occurrence of certain events of default, including bankruptcy and insolvency events with respect to Flexdrive or Lyft, all amounts due under the HCA Agreement may become immediately due and payable, among other remedies.

ARI Lease Agreement, ARI Loan Agreement and Procurement Agreement

Under the ARI Lease Agreement, ARI will continue to procure and lease to Flexdrive such vehicles as Flexdrive may request. Each lease issued pursuant to the ARI Lease Agreement is subject to a separate motor vehicle lease agreement, without a pre-set aggregate lease value cap. At the time of the Acquisition, the net book value of all vehicles leased pursuant to the ARI Lease Agreement was approximately $106 million. In Lyft’s Registration Statement on Form S-1 effective March 28, 2019 and Lyft’s Quarterly Reports on Form 10-Q filed on May 14, 2019, August 13, 2019 and November 4, 2019, Flexdrive is identified as the Select Express Drive Partner. Flexdrive rentals are reflected in Lyft’s financial results as operating leases, and revenue and lease expenses have been recognized on a gross basis in Lyft’s income statement.

Each loan issued pursuant to the ARI Loan Agreement is subject to a separate motor vehicle loan agreement, without a pre-set aggregate loan cap. At the time of the Acquisition, approximately $76 million in vehicle loans was outstanding pursuant to the ARI Loan Agreement.

Under the Procurement Agreement, ARI provides certain procurement services and fleet management services to Flexdrive.

The obligations of Flexdrive under the ARI Lease Agreement, the ARI Loan Agreement and the Procurement Agreement are guaranteed by Lyft.

Item 7.01	Regulation FD Disclosure

On February 11, 2020, Lyft posted supplemental investor materials on its investor.lyft.com website. Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its blog (blog.lyft.com) and its Twitter account (@lyft) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

The information in Item 2.02 and Item 7.01 of this current report on Form 8-K and the exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Exhibit Description

99.1	Press Release, dated February 11, 2020

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYFT, INC.

Date: February 11, 2020	/s/ Brian Roberts
Brian Roberts
Chief Financial Officer